Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ZIOPHARM ONCOLOGY, INC.

ZIOPHARM Oncology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. The name of the Corporation is ZIOPHARM Oncology, Inc., formerly known as EasyWeb, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 16, 2005.

2. This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 26, 2006, as amended (the “Certificate of Incorporation”).

3. Article 1 of the Certificate of Incorporation is hereby amended and restated to read as follows:

“1.	Name. The name of the corporation is Alaunos Therapeutics, Inc. (the “Corporation”).”

4. This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 25th day of January, 2022.

/s/ Kevin S. Boyle, Sr.
Name:	Kevin S. Boyle, Sr.
Title:	Chief Executive Officer